Liberator Medical Reports Net Revenues of $15.0 Million for Third Fiscal Quarter of 2012

The Company Reports Net Income of $676,000 for Its Third Fiscal Quarter

STUART, Fla., Aug. 15, 2012 (GLOBE NEWSWIRE) -- Liberator Medical Holdings, Inc. (OTCBB:LBMH) announced net revenues of $15.0 million for the three months ended June 30, 2012, an increase of $1.7 million, or 12.3%, compared with sales of $13.3 million for the three months ended June 30, 2011. Sales for the nine months ended June 30, 2012, increased by $6.2 million, or 16.3%, to $44.4 million, compared with sales of $38.2 million for the nine months ended June 30, 2011. The increase in sales was primarily due to the Company's continued emphasis on its direct response advertising campaign to obtain new customers and its customer service to maximize the reorder rates for its recurring customer base.

Income from operations for the three months ended June 30, 2012, increased by $0.8 million, or 203.9%, to $1.2 million, compared with income from operations of $0.4 million for the three months ended June 30, 2011. Income from operations for the nine months ended June 30, 2012, increased by $1.0 million, or 46.2%, to $3.1 million, compared with income from operations of $2.1 million for the nine months ended June 30, 2011. The increase in operating income was due to increased gross profits driven by our increased sales volumes as well as a reduction as a percentage of sales in advertising, bad debt, and general and administrative expenses, partially offset by an increase in payroll expenses.

Third Quarter 2012 Highlights

•	Net revenues of $15.0 million for the third fiscal quarter of 2012, an increase of $1.7 million, or 12.3%, compared with the third fiscal quarter of 2011.
•	Income from operations for the third fiscal quarter of 2012 increased by $0.8 million, or 203.9%, to $1.2 million, compared with the third fiscal quarter of 2011.
•	Net Income of $676,000 for the third fiscal quarter of 2012, an increase of $586,000, or 651%, compared with the third fiscal quarter of 2011. For the nine months ended June 30, 2012, net income increased $1.6 million, or 813% (including a $902,000 non-cash expense for embedded derivatives in the first quarter of FY2011), compared with the nine months ended June 30, 2011.
•	At June 30, 2012, current assets of $17.8 million exceeded current liabilities of $6.5 million by $11.3 million.

Mark Libratore, CEO, stated: "We have continued to increase our sales and have increased our profitability during the first three quarters of fiscal year 2012 compared with fiscal year 2011. Our direct-response advertising campaign has generated new customers at lower costs per acquired customer this year compared with last year's advertising results, which has driven our increased sales and profitability. I am confident that our overall advertising strategy and continued emphasis on operational efficiencies will enable us to continue to attract new customers in a growing medical supply market, retain our existing customer base, and deliver positive financial results."

Stay up-to-date with current events by visiting Liberator Medical's website at www.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com. The Company has posted presentation material on its website at:

http://content.stockpr.com/lbmh/media/7668c8288eb4534dbc260de75000ba1a.pdf

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Liberator Medical Holdings, Inc. and Subsidiaries Condensed Consolidated Balance Sheets As of June 30, 2012 (unaudited) and September 30, 2011 (In thousands, except dollar per share amounts)

	June 30,	September 30,
	2012	2011
Assets
Current Assets:
Cash	$2,559	$3,016
Accounts receivable, net of allowances of $4,425 and $4,177, respectively	10,041	7,860
Inventory, net of allowance for obsolete inventory of $242 and $144, respectively	2,567	3,009
Deferred taxes, current portion	1,998	1,877
Prepaid and other current assets	674	333
Total Current Assets	17,839	16,095
Property and equipment, net of accumulated depreciation of $2,725 and $2,186, respectively	1,292	1,626
Deferred advertising	20,524	17,191
Intangible assets, net of accumulated amortization of $74 and $25, respectively	256	305
Other assets	95	163
Total Assets	$40,006	$35,380

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$4,988	$5,008
Accrued liabilities	1,420	1,119
Other current liabilities	70	103
Total Current Liabilities	6,478	6,230
Deferred tax liability	4,676	3,347
Credit line facility	2,500	1,500
Other long-term liabilities	101	48
Total Liabilities	13,755	11,125

Stockholders' Equity:
Common stock, $.001 par value, 200,000 shares authorized, 48,232and 48,135 shares issued, respectively; 48,143 and 48,046 shares outstanding at June 30, 2012, and September 30, 2011, respectively	48	48
Additional paid-in capital	34,700	34,504
Accumulated deficit	(8,447)	(10,247)
Treasury stock, at cost; 89 shares at June 30, 2012, and September 30, 2011	(50)	(50)
Total Stockholders' Equity	26,251	24,255
Total Liabilities and Stockholders' Equity	$40,006	$35,380

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and nine months ended June 30, 2012 and 2011
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Sales	$14,961	$13,319	$44,427	$38,203

Cost of Sales	5,836	5,237	17,526	14,450

Gross Profit	9,125	8,082	26,901	23,753

Operating Expenses
Payroll, taxes and benefits	3,526	3,072	10,567	8,843
Advertising	1,956	2,132	5,896	6,052
Bad debts	1,028	1,098	3,001	2,867
Depreciation and amortization	206	191	615	528
General and administrative	1,242	1,205	3,738	3,354
Total Operating Expenses	7,958	7,698	23,817	21,644

Income from Operations	1,167	384	3,084	2,109

Other Income (Expense)
Interest expense	(21)	(3)	(53)	(35)
Change in fair value of derivative liabilities	—	—	—	(902)
Gain on sale of assets	—	—	—	2
Interest income	—	1	—	5
Total Other Income (Expense)	(21))	(2)	(53)	(930)

Income before Income Taxes	1,146	382	3,031	1,179

Provision for Income Taxes	470	292	1,231	982

Net Income	$676	$90	$1,800	$197

Basic earnings per share:
Weighted average shares outstanding	48,098	48,018	48,081	47,809
Earnings per share	$0.01	$0.00	$0.04	$0.00

Diluted earnings per share:
Weighted average shares outstanding	52,279	54,175	52,273	53,751
Earnings per share	$0.01	$0.00	$0.03	$0.00

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows For the nine months ended June 30, 2012 and 2011 (Unaudited) (in thousands)

	Nine Months Ended
	June 30,
	2012	2011
Cash flow from operating activities:
Net Income	$1,800	$197
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,386	6,458
Change in fair value of derivative liabilities	—	902
Equity based compensation	115	328
Provision for doubtful accounts and contractual adjustments	3,039	3,059
Non-cash interest related to convertible notes payable	—	21
Deferred income taxes	1,208	982
Reserve for inventory obsolescence	98	28
Gain on sale of assets	—	(2)
Changes in operating assets and liabilities:
Accounts receivable	(5,220)	(4,326)
Deferred advertising	(9,104)	(12,765)
Inventory	344	(622)
Other assets	(252)	(36)
Accounts payable	(20)	1,667
Accrued liabilities	326	60
Other liabilities	(78)	(58)
Net Cash Flow Used in Operating Activities	(1,358)	(4,107)

Cash flow from investing activities:
Purchase of property and equipment	(112)	(306)
Acquisition of SGV Medical Supplies (see Note 3)	—	(466)
Proceeds from the sale of assets	—	3
Net Cash Flow Used in Investing Activities	(112)	(769)

Cash flow from financing activities:
Proceeds from employee stock purchase plan	56	64
Proceeds from credit line facility	1,000	500
Costs associated with credit line facility	(21)	(51)
Payments of debt and capital lease obligations	(22)	(613)
Net Cash Flow Provided by (Used in) Financing Activities	1,013	(100)

Net decrease in cash	(457)	(4,976)

Cash at beginning of period	3,016	7,428
Cash at end of period	$2,559	$2,452

Supplemental disclosure of cash flow information:
Cash paid for interest	$51	$51
Cash paid for income taxes	$—	$5

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowing	$120	$—
Common stock issued for conversion of debt	$—	$5,100

See accompanying notes to unaudited condensed consolidated financial statements.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

CONTACT: Individual Investor Relations Contact

Gerald Kieft

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact:

Lyn Davis

Littlebanc Advisors, LLC

561-948-3005

ld@littlebanc.com

www.littlebanc.com

Source: Liberator Medical Holdings, Inc.

Released August 15, 2012